EXHIBIT 4.23

                          TRADEMARK SECURITY AGREEMENT

         WHEREAS, ValueStar, Inc., a California corporation ("Grantor"), owns the trademarks, trademark registrations, and trademark applications listed on
Schedule 1 annexed hereto, and is a party to, or has been assigned the rights by the party to, the trademark licenses listed on Schedule 1 annexed hereto; and

         WHEREAS, Grantor, Seacoast Capital Partners Limited Partnership, Pacific Mezzanine Fund, L.P. and Tangent Growth Fund, L.P. (collectively, "Grantee"), are parties to that certain Note Purchase Agreement dated as of the date hereof (as amended, modified and in effect from time to time, the "Note Purchase Agreement"), providing for extensions of credit to be made by Grantee to Grantor; and

         WHEREAS, pursuant to the terms of the Note Purchase Agreement, Grantor has granted to Grantee a security interest in all of the assets of Grantor including all right, title and interest of Grantor in, to and under all now owned and hereafter acquired trademarks, together with the goodwill of the business symbolized by Grantor's trademarks, and all proceeds thereof, to secure the payment of all amounts owing by Grantor under the Note Purchase Agreement including, without limitation, the Senior Obligations (as defined in the Note Purchase Agreement);

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby grant to Grantee a continuing security interest in all of Grantor's right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the "Trademark Collateral"), whether presently existing or hereafter created or acquired:

                  (1) each trademark, trademark registration and trademark application, including, without limitation, the trademarks, trademark registrations (together with any reissues, continuations or extensions thereof) and trademark applications referred to in Schedule 1 annexed hereto, and all of the goodwill of the business connected with the use of, and symbolized by, each trademark, trademark registration and trademark application;

                  (2) each trademark license and all of the goodwill of the business connected with the use of, and symbolized by, each trademark license; and

                  (3) all products and proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present or future (a) infringement or dilution of any trademark or trademark registration including, without limitation, the trademarks and trademark registrations referred to in Schedule 1 annexed hereto, the trademark registrations issued with respect to the trademark applications referred in Schedule 1 and the trademarks licensed under any trademark license, or (b) injury to the goodwill associated with any trademark, trademark registration or trademark licensed under any trademark license.

         This security interest is granted in conjunction with the security interests granted to Grantee pursuant to the Note Purchase Agreement. Grantor hereby acknowledges and affirms that the rights and remedies of Grantee with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Note Purchase Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

         IN WITNESS WHEREOF, Grantor , through its duty authorized officer, has caused this Trademark Security Agreement to be executed as of the 31st day of March, 1999.

                                 GRANTOR:

                                 VALUESTAR, INC.

                                 By: /s/ JAMES STEIN
                                 Name:   James Stein
                                 Title:  President and Chief Executive Officer

Acknowledged, agreed and accepted as
of the date hereof:

GRANTEE:

SEACOAST CAPITAL PARTNERS
LIMITED PARTNERSHIP

By:      Seacoast Capital Corporation,
         its general partner

By: /s/ JEFFREY J. HOLLAND
Name:    Jeffrey J. Holland
Title:   Vice President

PACIFIC MEZZANINE FUND, L.P., a
limited partnership

By:      Pacific Private Capital
         its general partner

By: /s/ DAVID WOODWARD
Name:    David Woodward
Title:   General Partner

TANGENT GROWTH FUND, L.P.

By:      Tangent Fund Management LLC
         its general partner

By: /s/ MARK P. GILLES
Name:    Mark P. Gilles
Title:   Vice President

                                       2